Exhibit 99.1

FOR IMMEDIATE RELEASE

Investment Technology Group Reports

First Quarter 2009 Results

NEW YORK, NY, April 30, 2009 – Investment Technology Group, Inc. (NYSE: ITG), a leading agency broker and financial technology firm, today announced that for the first quarter ended March 31, 2009, net income was $12.8 million, or $0.29 per diluted share, down from net income of $33.0 million and earnings of $0.75 per diluted share in the first quarter of 2008. ITG’s total revenue for the first quarter of 2009 was $155.7 million, versus $204.3 million for the first quarter of 2008. Pre-tax margins in the first quarter of 2009 were 15.1 percent, a decrease from the 28.9 percent realized in the first quarter of 2008. Included in this quarter’s operating results were pre-tax charges of $5.7 million, or approximately $0.10 per diluted share of earnings, related to severance costs, versus pre-tax charges of $1.2 million, or approximately $0.02 per diluted share of earnings in the first quarter of 2008.

“The first quarter was challenging with light trading volumes from our long-only institutional constituents who utilize our full range of product offerings, which impacted our average commission rate,” said Bob Gasser, ITG’s Chief Executive Officer and President.  “Despite these recent pressures, we remain confident that when markets recover and institutional fund managers experience net inflows of assets, ITG’s best-in-class desktop, algorithmic, crossing, and analytical products combined with our global reach should enable us to return to a more typical mix of business and enhance shareholder returns.”

ITG’s non-US revenues were $38.3 million in the first quarter of 2009, a decrease from revenues of $49.9 million in the first quarter of 2008. Non-US operations generated a $2.1 million loss in the first quarter of 2009, compared to $2.0 million of net income in the first quarter of 2008.

“The global recession’s impact on international share prices has affected our results due to ad valorem pricing conventions outside North America,” said Mr. Gasser. “However, we continue to invest in our international operations to gain share in these markets and generate up-side leverage in operating performance when the global economy recovers.”

Conference Call

ITG has scheduled a conference call today at 11:00 am ET to discuss first quarter results. Those wishing to listen to the call should dial 1-866-788-0543 and enter the pass code 51447492.  The conference call and webcast will also be accessible through ITG’s web site at www.itg.com.  For those unable to listen to the live broadcast of the call, a replay will be available for one week by dialing 1-888-286-8010 and entering the pass code 16987443. The replay will be available starting approximately two hours after the completion of the conference call.

ABOUT ITG

Investment Technology Group, Inc., is a specialized agency brokerage and financial technology firm that partners with asset managers globally to provide innovative solutions spanning the investment continuum. A leader in electronic trading since launching POSIT in 1987, ITG’s integrated approach now includes a range of products from portfolio management and pre-trade analysis to trade execution and post-trade evaluation. Asset managers rely on ITG’s independence, experience, and agility to help mitigate risk, improve performance and navigate increasingly complex markets.  The firm is headquartered in New York with offices in North America, Europe and the Asia Pacific region. For more information on ITG, please visit www.itg.com.

In addition to historical information, this press release may contain “forward-looking” statements that reflect management’s expectations for the future.  A variety of important factors could cause results to differ materially from such statements.  These factors are noted throughout ITG’s 2008 Annual Report, on its Form 10-K, and on its Form 10-Qs and include, but are not limited to, the actions of both current and potential new competitors, fluctuations in market trading volumes, financial market volatility, changes in commission pricing, evolving industry regulations, errors or malfunctions in our systems or technology, rapid changes in technology, cash flows into or redemptions from equity funds, effects of inflation, customer trading patterns, the success of our products and service offerings, our ability to continue to innovate and meet the demands of our customers for new or enhanced products, our ability to successfully integrate companies we have acquired, changes in tax policy or accounting rules, fluctuations in foreign exchange rates, adverse changes or volatility in interest rates, as well as general economic, business, credit and financial market conditions, internationally or nationally.

ITG Contact:

Maureen Murphy

(212) 444-6323

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INVESTMENT TECHNOLOGY GROUP, INC.

Condensed Consolidated Statements of Income (unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2009	2008 (1)
Revenues:
Commissions	$129,045	$176,227
Recurring	21,162	21,645
Other	5,460	6,406
Total revenues	155,667	204,278

Expenses:
Compensation and employee benefits	60,178	69,224
Transaction processing	22,916	24,349
Occupancy and equipment	14,838	13,100
Telecommunications and data processing services	13,970	12,750
Other general and administrative	19,055	23,589
Interest expense	1,212	2,213
Total expenses	132,169	145,225
Income before income tax expense	23,498	59,053
Income tax expense	10,660	26,065
Net income	$12,838	$32,988

Earnings per share:
Basic	$0.30	$0.76
Diluted	$0.29	$0.75

Basic weighted average number of common shares outstanding	43,337	43,629
Diluted weighted average number of common shares outstanding	43,606	44,231

(1) Certain expenses previously included in other general and administrative were reclassified to compensation and employee benefits for comparability.

INVESTMENT TECHNOLOGY GROUP, INC.

Condensed Consolidated Statements of Financial Condition

(In thousands, except share amounts)

	March 31, 2009	December 31, 2008
	(unaudited)
Assets
Cash and cash equivalents	$296,028	$352,960
Cash restricted or segregated under regulations and other	62,324	73,218
Deposits with clearing organizations	58,638	43,241
Securities owned, at fair value	5,297	6,399
Receivables from brokers, dealers and clearing organizations	565,416	328,528
Receivables from customers	921,132	300,158
Premises and equipment, net	44,822	48,321
Capitalized software, net	65,167	62,821
Goodwill	425,507	423,896
Other intangibles, net	30,169	31,094
Deferred taxes	3,925	2,591
Other assets	14,185	12,226
Total assets	$2,492,610	$1,685,453

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued expenses	$170,684	$221,582
Short-term bank loans	—	24,900
Payables to brokers, dealers and clearing organizations	338,261	232,527
Payables to customers	1,058,862	287,515
Securities sold, not yet purchased, at fair value	92	2,479
Income taxes payable	24,540	25,646
Deferred taxes	15,926	8,924
Long term debt	82,600	94,500
Total liabilities	1,690,965	898,073

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, $0.01 par value; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 51,608,738 and 51,582,306 shares issued at March 31, 2009 and December 31, 2008, respectively, and; 43,370,312 and 43,244,184 shares outstanding at March 31, 2009 and December 31, 2008, respectively	516	516
Additional paid-in capital	222,539	219,830
Retained earnings	779,157	766,319
Common stock held in treasury, at cost; 8,238,426 and 8,338,122 shares at March 31, 2009 and December 31, 2008, respectively	(190,835)	(193,206)
Accumulated other comprehensive income (net of tax)	(9,732)	(6,079)
Total stockholders’ equity	801,645	787,380
Total liabilities and stockholders’ equity	$2,492,610	$1,685,453